EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


     THIS AGREEMENT AND PLAN OF REORGANIZATION is entered into as of the 27th day of February, 2003 by and between the following:

     (a) SOUTHBORROUGH VENTURES, INC. (the "Company"), a Nevada corporation, whose address for purposes of this Agreement is 1250 Saturna Drive, Parksville, British Columbia, CANADA V9P 2T5; and

     (b) AMERICHIP VENTURES, INC. ("AVI"), a Michigan corporation, whose address for purposes of this Agreement is 12933 W. Eight Mile Rd., Detroit, MI 48235.

     (c) AMERICHIP, INC. ("Americhip"), a Michigan corporation whose address for purposes of this Agreement is 12933 W. Eight Mile Rd., Detroit, MI 48235; and

     (d) Those persons who are shareholders of Americhip Ventures, Inc. ("AVI Shareholders") and execute this Agreement and agree to be bound by the terms and conditions set forth herein.

                                    Recitals.

     A. The Company and AVI Shareholders desire to effect a Type B reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, on the terms and conditions set forth below, whereby the Company will acquire all of the issued and outstanding shares of AVI's common stock by issuing solely in exchange therefore to AVI Shareholders, shares of the Company's common stock (the "Company Common Stock").

     NOW THEREFORE in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.   BASIC TRANSACTION.

     1.1 Plan of Reorganization. Subject to the terms and conditions of this Agreement and pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, the parties to this Agreement shall effect a Type B reorganization (the "Reorganization") whereby all of the outstanding shares of AVI's common stock will be exchanged for issuance to the AVI Shareholders of 60 million shares of the Company's common stock. The Reorganization shall take place on the Closing Date (hereinafter defined in Section 1.2 of this Agreement) and shall be accomplished in accordance with Article V below.

     1.2 Closing. The closing of the Reorganization and exchange contemplated and provided for in this Agreement (the "Closing") shall take at a time and place to be mutually agreed upon by the parties no later than the third business

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day following the satisfaction or waiver of all conditions precedent to the obligations of the parties to consummate the subject reorganization and exchange (other than the conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall occur no later than on or before February 28, 2003.

     1.3 Terms of Exchange. On the Closing Date:

          (a) The Company shall ratably issue and cause to be delivered to the AVI Shareholders certificates representing 60 million shares of the Company's common stock, in consideration for the transfer to the Company by the AVI Shareholders of all 225,000 shares of the issued and outstanding common stock of AVI. No other shares of AVI's common stock are issued and outstanding on the date of this Agreement nor shall be issued and outstanding on the Closing Date; and

          (b) The AVI Shareholders shall, in consideration for their receipt of the shares of the Company's common stock, transfer and deliver to the Company certificates representing all of the issued and outstanding shares of AVI's common stock owned by them. The Company shall receive good and marketable title to all of AVI's issued and outstanding common stock free and clear of all liens, mortgages, pledges, claims or other rights or encumbrances whatever, whether disclosed or undisclosed.

     1.4 Restrictions on Transfer. The Company's common stock, when issued and delivered hereunder, shall not be registered under the Securities Act of 1933, as amended, nor shall the AVI Shareholders be granted any registration rights as to such shares. Each certificate representing shares of the Company's common stock will bear a customary restrictive legend which states in effect that such shares have not been registered under the Securities Act of 1933 and consequently may not be transferred, assigned, sold or hypothecated unless registered under the Securities Act of 1933 or, in the opinion of Company's counsel, an exemption from the registration requirements of the Securities Act of 1933 is available for such transaction.

II.  REPRESENTATIONS AND WARRANTIES.

     2.1 Representations and Warranties of AVI. AVI hereby represents and warrants to the Company that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date was substituted for the date of this Agreement throughout this Section 2.1), except as set forth in the disclosure schedule accompanying this Agreement (the "AVI Disclosure Statement"). The AVI Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this
Section 2.1.

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          (a) Due Organization. AVI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. AVI has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.

          (b) Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by AVI have been authorized by all necessary corporate action.

          (c) Capitalization. As of the date hereof and as of Closing, AVI's authorized capitalization consists of 225,000 shares of common stock, no par value, of which 225,000 shares are issued and outstanding and no other shares have been reserved for issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and fully paid and nonassessable with no personal liability attached to the ownership thereof, and subject to no preemptive rights of any shareholder.

          (d) Outstanding Options, Warrants or Other Rights. AVI has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or AVI may become bound to issue any shares of its common stock.

          (e) Minute Book. The Minute Book of AVI contains complete, true and accurate copies of its Articles of Incorporation and bylaws (each as amended to date) and all minutes of meetings or written consents in lieu of meetings of shareholders, directors and committees of directors of AVI. Any copy of a corporate document which has been or will be furnished to the Company is a true, complete, correct and unmodified copy of such document.

          (f) Officers and Directors. The officers and directors of AVI consists of the following:

                 Name                                       Office
                 ----                                       ------

              Marc Walther                       Director, Secretary/Treasurer
              David Howard                       Director, President
              Edward Rutkowski                   Director, Vice-President


          (g) Noncontravention. The execution of this Agreement by AVI and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which AVI is a party or by which it is bound, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of AVI.

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          (h) Financial Statement. The most recent financial statements of AVI, which may be been provided to the Company and its representatives, fairly and accurately represent the financial position of AVI as of such date and the results of operations for the period then ended. The financial statements of AVI have been prepared in accordance with generally accepted accounting principles. The books of account and other records of AVI will in all respects be complete and correct and maintained in accordance with good business and accounting practices.

          (i) Absence of Change. Since the date of the most recent financial statements of AVI, there has not been any change in the financial condition or operations of AVI, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

          (j) Assets and Liabilities. At Closing, AVI will own at least 80% of the issued and outstanding shares of Americhip, Inc., shall have a License Agreement with Americhip, Inc. granting it, upon terms mutually agreeable between the parties, a license to use proprietary technology and patented laser process, and shall not have any liabilities, obligations or outstanding accounts due and payable. At Closing, AVI shall have good and marketable title to its shares of Americhip, Inc.'s common stock free and clear of all liens, rights, claims, encumbrances, other pledges or security interests and all other defects of title or other matters whatsoever.

          (k) Litigation. There are no suits, actions or proceedings at law or in equity, pending or to the knowledge of AVI Shareholders threatened against or affecting AVI that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in its condition, financial or otherwise. At Closing, there will be no outstanding order, judgment, injunction, award or decree of any court, government or regulatory body or other tribunal against or involving AVI.

          (l) Laws and Regulations. AVI has complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of AVI's business and AVI possesses and holds all licenses and permits required in its business by federal, state or local authorities.

          (m) Full Disclosure. Neither this Agreement nor any other instrument furnished to the Company by or on behalf of AVI contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, AVI's financial condition, liabilities, business, or assets that have not been disclosed herein or in any other instrument.

          (n) Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of AVI set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

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     2.2 Representations and Warranties of the Company. The Company represents and warrants to AVI and its shareholders that the statements contained in this
Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date was substituted for the date of this Agreement throughout this Section 2.2), except as set forth in the disclosure schedule accompanying this Agreement (the "Company Disclosure Statement"). The Company Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this Section 2.2.

          (a) Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. The Company has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.

          (b) Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by Company have been authorized by all necessary corporate action.

          (c) Capitalization. The Company's authorized capitalization presently consists of 100 million shares of common stock, $0.0001 par value, of which as of February 10, 2003, 20,020,000 shares are issued and outstanding (after distribution of three additional shares for one share stock dividend which occurred on or about January 27, 2003 to shareholders of record on January 23,
2003) and no shares have been reserved for future issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and fully paid and nonassessable and all shares of Company's Common Stock to be issued and delivered on the Closing Date to the AVI Shareholders pursuant to the Agreement will be, when so delivered, duly authorized and validly issued and outstanding, fully paid and non-assessable with no personal liability attached to the ownership thereof, and subject to no preemptive rights of any shareholder.

          (d) Outstanding Options, Warrants or Other Rights. The Company has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or the Company may become bound to issue any shares of such common stock.

          (e) Financial Statements. The Company's most recent financial statements dated as of August 31, 2002, as contained in its Form 10-QSB as filed with the Securities and Exchange Commission, has been prepared in accordance with generally accepted accounting principles. These financial statements fairly represent the financial position of the Company as of such date and the results of operations for the period then ended. The books of account and other records of the Company are in all respects complete and correct and are maintained in accordance with good business and accounting practices.

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          (f) Adverse Changes. Since the date of the financial statements described in Section 2.2(e) above, there have not been, and prior to the Closing Date, there will not be, any material changes in the financial position of the Company and its subsidiaries (if any) except changes arising in the ordinary course of business, which changes have not been materially adverse in the aggregate.

          (g) Liabilities. At Closing, the Company shall not have any liabilities, obligations or outstanding accounts due and payable, except as those incurred in the ordinary course of business after August 31, 2002 to the date of Closing.

          (h) Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for liabilities set forth on the face of the Balance Sheet delivered to AVI in accordance with the provisions of
Section 2.2(e) above, and liabilities which have arisen after the date of the financial statements provided in accordance with the provisions of Section 2.2(e) above in the ordinary course of the Company's business.

          (i) Minute Book. The Minute Book of the Company contains complete, true and accurate copies of its Articles of Incorporation and bylaws (each as amended to date) and all minutes of meetings or written consents in lieu of meetings of shareholders, directors and committees of directors of the Company. Any copy of such corporate document which has been or will be furnished to AVI is a true, complete, correct and unmodified copy of such document.

          (j) Noncontravention. The execution of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which the Company is a party or by which it is bound, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of the Company.

          (k) Employee Contracts. The Company has not entered into any employment agreement or other contractual arrangement with any officer, director, employee or consultant which provides for, or obligates the Company to pay, compensation or any other amount upon, or after, the termination of said agreement or other contractual arrangement.

          (l) SEC Filings. The Company has made all filings with the SEC that it has been required to make under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact, or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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          (m) Litigation. There are no suits, actions or proceedings at law or in equity, pending or, to the knowledge of the Company's officers, threatened against or affecting the Company that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in its condition, financial or otherwise. There is no outstanding order, judgment, injunction, award or decree of any court, government or regulatory body or other tribunal against or involving the Company.

          (n) Laws and Regulations. The Company has complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of the Company's business and the Company possesses and holds all licenses and permits required in its business by federal, state or local authorities.

          (o) Full Disclosure. Neither this Agreement nor any other instrument furnished to AVI by or on behalf of the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, the Company's financial condition, liabilities, business, or assets that have not been disclosed herein or in any other instrument.

          (p) Officers and Directors. As of the date of this Agreement, the officers and directors of the Company consist of the following:

                 Name                                Office
                 ----                                ------

              John Taylor           Director, President, Secretary and Treasurer
              Christopher Sampson   Director

     As of the date of the Agreement, the Company has one vacancy in the Board of Directors due to the prior resignation of Marshall Bertram.

          (q) Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of the Company set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

     2.3 Representations and Warranties of AmeriChip. Inc. Americhip, Inc. hereby represents and warrants to the Company that the statements contained in this Section 2.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date was substituted for the date of this Agreement throughout this Section 2.3), except as set forth in the disclosure schedule accompanying this Agreement (the "Americhip Disclosure Statement"). The Americhip Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this Section 2.3.

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          (a) Due Organization. Americhip is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. Americhip has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.

          (b) Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by Americhip have been authorized by all necessary corporate action..

          (c) Capitalization. As of the date hereof and as of Closing, Americhip's authorized capitalization consists of 60,000 shares of common stock, no par value, of which 900 shares are issued and outstanding and no other shares have been reserved for issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and fully paid and nonassessable with no personal liability attached to the ownership thereof, and subject to no preemptive rights of any shareholder.

          (d) Outstanding Options, Warrants or Other Rights. Amerihcip has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or Americhip may become bound to issue any shares of its common stock.

          (e) Stock Ownership. At Closing, AVI shall be at least an 80% owner of all of the issued and outstanding common stock of Americhip.

          (f) Minute Book. The Minute Book of Americhip contains complete, true and accurate copies of its Articles of Incorporation and bylaws (each as amended to date) and all minutes of meetings or written consents in lieu of meetings of shareholders, directors and committees of directors of Americhip. Any copy of a corporate document which has been or will be furnished to the Company is a true, complete, correct and unmodified copy of such document.

          (g) Officers and Directors. The officers and directors of Americhip consists of the following:

                 Name                                 Office
                 ----                                 ------

              Marc Walther                   Director, Secretary/Treasurer
              David Howard                   Director, President
              Edward Rutkowski               Director, Vice Preesident

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          (h) Noncontravention. The execution of this Agreement by Americhip and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which Americhip is a party or by which it is bound, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of Americhip.

          (i) Financial Statement. The most recent financial statements of Americhip, which may be been provided to the Company and its representatives, fairly and accurately represent the financial position of Americhip as of such date and the results of operations for the period then ended. The financial statements of Americhip have been prepared in accordance with generally accepted accounting principles. The books of account and other records of Americhip will in all respects be complete and correct and maintained in accordance with good business and accounting practices.

          (j) Absence of Change. Since the date of the most recent financial statements of Americhip, there has not been any change in the financial condition or operations of Americhip, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.


          (k) License Agreement. At Closing, an executed and binding License Agreement shall exist between Americhip and AVI whereby AVI shall be granted the right to the use of Americhip's proprietory technology and patented laser process pursuant to terms which are mutually agreed upon between the parties.

          (l) Liabilities. At Closing, Americhip shall not have any liabilities, obligations or outstanding accounts due and payable except those arising in the ordinary course of Americhip's business.

          (m) No Infringement. Americhip's rights to all patents, trademarks, technology, know-how and tangible and intangible proprietary information, and the products or services to be sold or licensed by, or under development by, Americhip do not infringe on any existing patent or other intellectual property rights or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, co-inventorship, or an express or implied contract for any use or transfer. Americhip has received no notice nor has any knowledge of any allegations or threats that Americhip's use of any of its intellectual property rights infringe upon or is in conflict with any intellectual property rights of any third party, and to Americhip's knowledge, no basis exists for any such allegations or threats.

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          (n) Litigation. There are no suits, actions or proceedings at law or in equity, pending or, to the knowledge of Americhip shareholders, threatened against or affecting Americhhip that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in its condition, financial or otherwise. There are no outstanding order, judgment, injunction, award or decree of any court, government or regulatory body or other tribunal against or involving Americhip.

          (o) Laws and Regulations. Americhip has complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of Americhip's business and Americhip possesses and holds all licenses and permits required in its business by federal, state or local authorities.

          (p) Full Disclosure. Neither this Agreement nor any other instrument furnished to the Company by or on behalf of Americhip contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, Americhip's financial condition, liabilities, business, or assets that have not been disclosed herein or in any other instrument.

          (q) Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of Americhip set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

     2.4 Representations and Warranties of AVI Shareholders. Each of the AVI Shareholders hereby represents and warrants to the Company that the statements contained in this Section 2.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 2.4).

          (a) Marketable Title. The AVI Shareholders will transfer and convey to the Company good and marketable title in and to all of the issued and outstanding common stock of AVI free and clear of any liens, claims, encumbrances, other pledges or security interests, and all other defects or title or other matters whatsoever.

          (b) Investment Intent. The AVI Shareholders are acquiring the shares of the Company's Common Stock as contemplated under the terms of this Agreement for investment and not with a view to the distribution thereof.

III. COVENANTS.

     From the date of this Agreement until the Closing Date, the Company, AVI, Americhip and the AVI Shareholders agree as follows:

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     3.1 General. Each of the parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article IV below).

     3.2 Notices and Consents. Each of the parties hereto will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the other party reasonably may request in connection with any matter referred to in Sections 2.1 or 2.2 above.

     3.2 Regulatory Matters and Approvals. The parties hereto will give notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to herein. Without limiting the generality of the foregoing:

          (a) Private Placement. The shares of the Company's Common Stock to be issued in connection with the Reorganization will be offered and issued to the AVI Shareholders pursuant to (i) the private placement exemption from the registration requirements of the Securites Act of 1933, as amended, provided by
Section 4(2) and Regulation D promulgated thereunder and (ii) similar registration exemption under Michigan's securities law, or any other "blue sky" or securities law of any jurisdiction that is applicable to the Reorganization. Each AVI Shareholder will execute and deliver to the Company and investment representation letter and other document reasonably necessary to support a registration exemption, in which the AVI Shareholder makes such represents and warranties to the Company as the Company and its counsel deems reasonably necessary to enable the Company to avail itself of the registration exemptions described herein. The investment letter and other documents shall be executed and delivered to the Company by each AVI Shareholder on or prior to the Closing..

          (b) Michigan Corporation Law. To the extent required under Michigan corporation laws, AVI will call a special meeting of its shareholders as soon as reasonably practicable in order that its shareholders may consider and vote upon the adoption of this Agreement and the approval of the Reorganization with the resultant sale and transfer to the Company of all of the issued and outstanding shares of AVI's common stock.

     3.4 Conduct of Business. Prior to Closing, Americhip and the Company shall conduct their respective business in the normal course, and shall not transfer, sell or convey any assets or properties without the prior written consent of the other party, except in the ordinary course of business. Americhip shall not amend its articles of incorporation or bylaws, declare dividends, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, enter into any material or long-term contracts, guarantee obligations of third parties, or enter into any transaction other than in the normal course of business. Except as may be necessary to implement the terms of this Agreement and file required periodic reports or proxy statements with the Securities and Exchange Commission, the Company shall not amend its articles of incorporation or bylaws, declare dividends, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, enter into any material or long-term contracts, guarantee obligations of third parties, or enter into any transaction other than in the normal course of business.

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     3.5 Access. The Company, AVI and Americhip each agree that they will permit the other's directors, officers, accountants, attorneys and other representatives full access, during reasonable business hours throughout the term or applicability of this Agreement, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the other's business affairs, operations, properties and financial affairs as the other party may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provision of this Agreement.

     3.6 Confidentiality. All information and documents furnished by a party pursuant to Section 3.5 of this Agreement shall be deemed and treated as proprietary in nature. Each party (and the AVI Shareholders) agree that it shall hold all information received from another party pursuant to or in connection with this Agreement in the highest and strictest confidence and shall not reveal any such information to any individual who is not one of its directors, officers, key employee, attorney or accountant, and that it will not use any such information obtained for any purpose whatsoever other than assisting in its due diligence inquiry precedent to the Closing and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other party any all tangible embodiments (and all copies) thereof which are in its possession. This covenant shall survive the consummation or termination of this Agreement.

     3.7 Publicity and Filings. All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated by the Company or AVI regarding the Reorganization and exchange contemplated in this Agreement shall be reviewed and approved by the other party and its counsel before release or dissemination to the public or filing with any governmental agency or body whatever.

     3.8 Notice of Developments. Each party hereto will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Sections 2.1, 2.2 and 2.3 above. No disclosure by any party hereto pursuant to this Section 3.8, however, shall be deemed to amend or supplement the disclosure statement provided under the terms of this Agreement or to prevent or cure any breach of warranty, breach of covenant or misrepresentation.

     3.9 Stand-Still Agreement. Americhip and AVI will not (and each AVI Shareholder agrees that he will not on behalf of AVI) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of all or substantially all of the capital stock or assets of Americhip or AVI (including any acquisition structured as a merger, consolidation, or share exchange). Americhip and AVI shall notify the Company immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any such unsolicited offer or expression of interest.

     3.10 Covenants of AVI Shareholders. Each of the AVI Shareholders covenants and agrees with, and represents to, the Company as follows:

          (a) No Registration of Company Stock. Each of the AVI Shareholders understands that none of the shares of the Company's Common Stock to be received from the Company at Closing have been registered under the Securities Act of 1933 or any applicable securities laws of any state. Each of the Shareholders hereby represents and warrants that the shares of the Company's Common Stock are being acquired by him solely for investment and not with a view to distribution or immediate resale thereof.

          (b) Stock Legend. Each of the AVI Shareholders further agree and understand that each certificate representing such shares of the Company's Common Stock issued under the Reorganization and exchange provided for under this Agreement will bear the customary restrictive legend conspicuously noted on said certificate.

     3.11 Election of Officers. The Company agrees that David Howard, the current President of AVI, shall remain as the President of AVI after the consummation of the Reorganization and exchange provided for under the terms of this Agreement and shall be further authorized, subject to approval of AVI's existing Board of Directors, to select the officers and directors of AVI. The Company covenants and agrees that Marc Walthers, David Howard and Edward Rutkowski, or such other designated persons, shall be appointed as the new members of the Company's Board of Directors, effective as of the Closing Date. This covenant shall survive the consummation of this Agreement.

IV.  CONDITIONS TO THE EXCHANGE.

     4.1 Conditions Precedent to Exchange by Company. The obligation of the Company to consummate the Reorganization contemplated by this Agreement are subject to satisfaction, or written waiver by the Company, of the following conditions at or before the Closing Date:

          (a) Representations and Warranties True. The representations and warranties by AVI, Americhip and the AVI Shareholders in the Agreement shall have been correct on and as of the Closing Date with the same force and effect (except as expressly provided in the Agreement or otherwise approved in writing by the Company) as though such representations and warranties had been made on and as of the Closing Date.

          (b) No Adverse Change. Neither AVI nor Americhip shall not have suffered any adverse change in their respective financial condition or their respective business and no properties or assets of AVI nor Americhip shall have suffered any destruction, damage or loss, whether or not covered by insurance.

          (c) Performance. AVI, the AVI Shareholders and Americhip shall have performed all of the terms, covenants, agreements and conditions of the Agreement on their respective parts to be performed.

          (d) License Agreement. The terms of the License Agreement between AVI and Americhip concerning the use of Americhip's proprietory technology and patented laser process shall be satisfactory and acceptable to the Company.

          (e) Shareholder Approval. The AVI shareholders shall have approved the terms and conditions of the Reorganization resulting in the issuance of the Company's Common Stock as provided for herein and no AVI shareholder shall dissent with respect to the Reorganization provided for in this Agreement.

          (f) Investment Letter. Each AVI Shareholder shall have executed and delivered to the Company an investment letter and such other documents as contemplated in Section 3.10(a) above.

          (g) Legal Opinion. The Company shall have received the favorable written opinion of counsel for AVI as to those matters set forth in Exhibit A attached hereto and any other matter which the Company may reasonably requested in connection with the Reorganization provided for in this Agreement. In rendering the required opinion, counsel may, as to any factual matter, rely upon a certificate of any public official and any officer of AVI who is cognizant of such fact.

          (h) No Restraint. No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

          (i) Approval of Documents. All legal matters in connection with the consummation of the Reorganization contemplated by this Agreement and all documents and instruments delivered in connection therewith shall be reasonably satisfactory in form and in substance to counsel for the Company and such counsel shall have received authenticated copies of those copies of the corporate documents and certificates as counsel for the Company may reasonably request in connection with this transaction.

     4.2 Conditions to AVI's Obligations. The obligations of AVI and the AVI Shareholders to consummate the Reorganization contemplated by this Agreement are subject to satisfaction or written waiver by AVI and the AVI Shareholders of the following conditions at or before the Closing Date:

          (a) Representations and Warranties True. The representations and warranties by the Company in the Agreement shall have been correct on and as of the Closing Date with the same force and effect (except as expressly provided in the Agreement or otherwise approved in writing by the Shareholders) as though such representations and warranties had been made on and as of the Closing Date.

          (b) No Adverse Change. The Company shall not have suffered any adverse change in its financial condition or business and no properties or assets of the Company shall have suffered any destruction, damage or loss, whether or not covered by insurance.

          (c) Performance. The Company shall have performed all of the terms, covenants, agreements and conditions of the Agreement on its part to be performed.

          (d) Resignations. The Company shall have received from each of the directors and officers of the Company a written resignation letter, in form and substance satisfactory to the AVI Shareholders, such resignations to be effective at the Closing or such other date as may be agreed to by the AVI Shareholders.

          (e) Legal Opinion. AVI shall have received the favorable written opinion of counsel for the Company as to those matters set forth in Exhibit A attached hereto and any other matter which AVI may reasonably request in connection with the Reorganization provided for in this Agreement. In rendering the required opinion, counsel may, as to any factual matter, rely upon a certificate of any public official and any officer of the Company who is cognizant of such fact.

          (f) No Restraint. No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

          (g) Approval of Documents. All legal matters in connection with the consummation of the Reorganization contemplated by this Agreement and all documents and instruments delivered in connection therewith shall be reasonably satisfactory in form and in substance to counsel for AVI and such counsel shall have received authenticated copies of those copies of the corporate documents and certificates as counsel for AVI may reasonably request in connection with this transaction.

V.   ACTIONS AT CLOSING.

     5.1 Exchange. Each of the 225,000 shares of AVI's common stock that shall be outstanding on the Closing Date and held by a AVI Shareholder shall be converted into Two Hundred Sixty-Six and Two/Thirds (266.666) fully paid and nonassessable shares of the Company's Common Stock; provided, however, that the number of shares of the Company's Common Stock into which shares of AHTI's common stock are to converted shall be rounded off to the nearest whole number of shares, and no fractional shares shall be issued. The number of shares of the Company's Common Stock that each AVI shareholder shall receive in exchange for his or her shares of AVI's common stock is set forth in Exhibit B attached hereto.

     5.2 Shareholders' Actions at Closing. On the Closing Date, the AVI Shareholders, contemporaneously with the performance by Company of its obligations to be performed at the Closing, shall deliver to the Company the following:

          (a) AVI Stock Certificates. Stock certificates representing all of the outstanding shares of AVI's common stock endorsed for transfer, with all necessary stock assignments and other pertinent documents.

          (b) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors and the shareholders of AVI authorizing and approving the execution and delivery of this Agreement and the performance of its obligations hereunder.

          (c) Opinion. The opinion of counsel as described in Section 4.1(f) of this Agreement; and

          (e) Other Documents. Such further certificates and documents as shall be reasonably requested by counsel for the Company to insure compliance by AVI and AVI's shareholders of all obligations imposed upon them hereunder.

     5.3 Company's Actions at Closing. On the Closing Date, the Company, contemporaneously with the performance by AVI and the AVI shareholders of their obligations to be performed at the Closing, shall deliver to the AVI shareholders the following:

          (a) Company Stock Certificates. Stock certificates representing an aggregate of 60 million shares of Company's Common Stock to which each AVI shareholder shall be entitled to receive pursuant to this Agreement, as set forth in Exhibit Battached hereto, with each certificate bearing the restrictive legend described in Section 1.4 above.

          (b) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder.

          (c) Opinion. The opinion of counsel as described in Section 4.2(d) of this Agreement; and

          (d) Other Documents. Such further certificates and documents as shall be reasonably requested by counsel to AVI and AVI shareholders to insure compliance by the Company with all obligations imposed upon it hereunder.

     5.4 Stock Rights. On the Closing Date, the AVI shareholders who have exchanged their shares of AVI's comon stock for shares of the Company's Common Stock shall thereupon cease to have any rights with respect to their AVI shares and their sole right thereafter shall be with respect to the shares of the Company's Common Stock received hereunder.

VI.  TERMINATION.

     6.1 Termination of Agreement. This Agreement may be terminated as provided below:

          (a) The parties hereto may terminate this Agreement by mutual consent at any time prior to the Closing Date;

          (b) The Company may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date (1) in the event AVI and/or the AVI Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified AVI and/or the AVI Shareholders of this breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or
(2) if the Closing shall not have occurred on or before February 28, 2003 by reason of the failure of any condition precedent under Section 4.1 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement); and

          (c) AVI and the AVI Shareholders may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date (1) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, AVI and the AVI Shareholders have notified the Company of this breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or
(2) if the Closing shall not have occurred on or before February 28, 2003 by reason of the failure of any condition precedent under Section 4.2 hereof (unless the failure results primarily from the Shareholders and/or AVI breaching any representation, warranty, or covenant contained in this Agreement).

     6.2 Effect of Termination. If any party hereto terminates this Agreement pursuant to Section 6.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 3.6 above shall survive any such termination.

VII. GENERAL PROVISIONS.

     7.1 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

     7.2 Applicable Law. This Agreement shall be construed in accordance and governed by the laws of the State of Nevada.

     7.3 Notices. Unless otherwise changed by notice given in accordance with this provision, any notice or other communications required or permitted herein shall be deemed given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the other parties at the addresses set forth above or, in the case of the Shareholders, at the address set forth across from their signature.

     7.4 Waiver. All rights and remedies under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

     7.5 Survival of Provisions. All agreements, representations, covenants and warranties on the part of the parties contained herein or in any instrument executed and delivered in connection herewith shall survive closing of this Agreement and any investigation at any time made with respect thereto.

     7.6 Expenses. Each party will party will bear their own respective costs and expenses in connection with the preparation of this Agreement and consummation of the transaction contemplated herein.

     7.7 No Finder's and Broker's Fees. The parties hereto have not retained the services of any person in connection herewith and the parties agree to mutually indemnity and hold each other harmless from any and all loss, claims, costs and expenses (including attorney's fees) occasioned to the other by reason of the claim of any person to compensation arising from the consummation of the transactions provided for herein.

     7.8 Attorney's Fees. In the event of litigation for enforcement of the terms of this Agreement or to enforce any remedy hereunder, the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney's fees, as may be incurred.

     7.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

     7.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.11 Execution by Facsimile. Facsimile execution of this Agreement by any party is authorized and shall be binding upon all parties.

     7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

     IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

                                          AMERICHIP VENTURES, INC.



                                          By /s/ David Howard
                                          --------------------------------------
                                          David Howard, its President



                                          SOUTHBORROUGH VENTURES, INC.



                                          By /s/ John H. Taylor
                                          --------------------------------------
                                          John H. Taylor, President


                                          AMERICHIP, INC.



                                          By /s/ David Howard
                                          --------------------------------------
                                          David Howard, its President

                      SHAREHOLDER AGREEMENTS AND COVENANTS
                      ------------------------------------

     THE UNDERSIGNED, each being shareholders of Americhip Ventures, Inc. ("AVI"), hereby represent that they own the number of shares of AVI's common stock as set forth beneath their respective signature below and further covenant and agree to comply with, undertake to perform, and abide by, the various covenants, warranties and undertakings as set forth within the terms and conditions of the foregoing Agreement and Plan of Reorganization dated February 27, 2003 by and between Americhip Ventures, Inc. and Southborrough Ventures, Inc.

     EXECUTED on the date set forth below the respective signatures.

     Addresses                                   SHAREHOLDERS:



     16906 Kenneth Dr.                           /s/ Marc A. Walther
     Macomb, MI 48044                            -------------------------------
                                                 Name: Marc Walther
                                                 Number of Shares: 75,000
                                                 Date: February __,2003




     3616 W. Huron River Dr.                     /s/ David Howard
     Ann Arbor, MI 48103                         -------------------------------
                                                 Name: David Howard
                                                 Number of Shares: 75,000
                                                 Date: February __, 2003




     47781 Robins Nest Dr                        /s/ Esward Rutkowski
     Shebly TWP, MI 48315                        -------------------------------
                                                 Name: Edward Rutkowski
                                                 Number of Shares: 75,000
                                                 Date: February __,2003

                                    EXHIBIT A
                                    ---------

     THIS EXHIBIT is attached to and made a part of that certain Agreement and Plan of Reorganization dated February 27, 2003 between and among SOUTHBORROUGH VENTURES, INC. (the "Company"), AMERICHIP VENTURES, INC. ("AVI"), AMERICHIP, INC. ("Americhip"), and the shareholders of AVI.


                                  Legal Opinion
                                  -------------

     The legal opinion shall contain the following:

     1. The Company [AVI] is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada [Michigan].

     2. The authorized capital stock of the Company [AVI] and the shares of common stock of the Company [AVI] are as set forth in the Company's [AVI's] representations. All outstanding shares of the Company's [AVI's] common stock are duly and validly authorized and issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of stockholders, if any. To the knowledge of such counsel, there is no existing option, warrant, call, subscription, or other agreement or commitment obligating the Company [AVI] to issue or sell, or to purchase or redeem, any shares of its capital stock other than those represented by the Company [AVI] to AVI [the Company] in this Agreement.

     3. To their knowledge, all consents or approvals by third parties required in connection with the execution and consummation of this Agreement have been duly obtained and no consents or approvals by any additional third parties or by any governmental agency are required in connection therewith.

     4. To their knowledge, the execution of this Agreement and the transactions contemplated hereby will no result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any indenture, agreement, or other instrument to which the Company [AVI] is a party or by which it is bound, nor will it conflict with the provisions of the Articles of Incorporation or Bylaws of the Company [AVI].

     5. All corporate action (including the Board of Directors and approval by the Stockholders) required to authorize the transactions contemplated by this Agreement have been duly and properly taken.

     6. The Agreement have been duly authorized, executed, and delivered by the Company [AVI] and constitutes a valid agreement, legally binding upon the Company [AVI} and enforceable in accordance with its terms.

     7. The Stockholders of AVI have full right and power to transfer and deliver their shares pursuant to this Agreement, free and clear of any liens, encumbrances, restrictions or claims.

     Additional items for inclusion in opinion provided by Company's counsel:

     1. The Company has filed with the Securities Exchange Commission and any applicable state securities agency all reports or other documents required of it to assert and claim an exemption from the registration provisions of the Securities Act of 1933, as amended, and any applicable state securities laws with respect to the issuance to the shareholders of AVI of the shares of the Company's Common Stock.

                                    EXHIBIT B
                                    ---------

     THIS EXHIBIT is attached to and made a part of that certain Agreement and Plan of Reorganization dated February 27, 2003 between and among SOUTHBORROUGH VENTURES, INC. (the "Company"), AMERICHIP VENTURES, INC. ("AVI"), AMERICHIP, INC. ("Americhip") and the shareholders of AVI.


                                 Ownership List
                                 --------------

     The following is the name and address of each AVI shareholder, together with the number of his shares of AVI's common stock, and the number of shares of the Company's Common Stock which the Company shall issue to such shareholder in accordance with the terms of the above referenced Agreement:

     AVI Shareholder            Shares of  AVI           Shares of Company
     Name and Address            Common Stock              Common Stock
     ----------------            ------------              ------------

       David Howard                 75,000                  20,000,000



       Mark Walther                 75,000                  20,000,000



       Ed Rutkowski                 75,000                  20,000,000

                              DISCLOSURE STATEMENT
                              --------------------

     THIS DISCLOSURE STATEMENT is attached to and made a part of that certain Agreement and Plan of Reorganization dated February 27, 2003 between and among SOUTHBORROUGH VENTURES, INC. (the "Company"), AMERICHIP VENTURES, INC. ("AVI"), AMERICHIP, INC. ("Americhip"), and the shareholders of AVI.


                           AVI's Disclosure Statement.
                           ---------------------------

     In accordance with Section 2.1 of the above referenced Agreement, AVI provides the following disclosures which are arranged in paragraphs corresponding to the subsections contained in Section 2.1 of the subject
Agreement:

2.1(j) AVI has entered into a License Agreement with Americhip, Inc., pursuant to which AVI has various obligations. Pursuant to Section 4.1(d), a copy of that agreement has been provided to the Company.

                              DISCLOSURE STATEMENT
                              --------------------

     THIS DISCLOSURE STATEMENT is attached to and made a part of that certain Agreement and Plan of Reorganization dated February 27, 2003 between and among SOUTHBORROUGH VENTURES, INC. (the "Company"), AMERICHIP VENTURES, INC. ("AVI"), AMERICHIP, INC. ("Americhip"), and the shareholders of AVI.


                         Company's Disclosure Statement.
                         -------------------------------

     In accordance with Section 2.2 of the above referenced Agreement, the Company provides the following disclosures which are arranged in paragraphs corresponding to the subsections contained in Section 2.2 of the subject
Agreement:


     1. Subsection 2.2(d). Pursuant to the terms of that certain Option Agreement dated November 20, 2000 between the Company and Locke B. Goldsmith, the Company has an option to acquire the Cedar mineral claim which is located in the Slocan Mining Division of central British Columbia. To retain its option rights, the Company must complete a second phase of an exploration program on or before June 30, 2003 which requires, in addition to the expenditure of funds (estimated at $10,000), the issuance to Mr. Goldsmith of 25,000 shares of the Company's common stock (no antidilution provision exists which would increase the number of shares to be issued due to the Company's recent share dividend). Failure to pay the exploration expenses or issue the shares will terminate the Company's rights under the Option Agreement. If the obligations of the second exploration phase are satisfied, the Company must then satisfy and complete, on or before October 31, 2003, a third phase of an exploration program which requires the expenditure of additional funds (estimated at $120,000) and issuance of an additional 25,000 shares of the Company's common stock.

     2. Subsection 2.2(k): Pursuant to the terms of an Executive Consulting Agreement dated as of December 1, 2000, the Company engaged John Taylor as a consultant and is obligated to pay a consultant fee of $1,000 per month (increasing to $5,000 per month under certain circumstances) during the term of the Agreement. By its terms, the Executive Consulting Agreement expired on November 30, 2002 and has not been extended or renewed.

     3. Subsection 2.2(l): The Company filed a Proxy Statement with the SEC concerning an amendment to its Articles of Incorporation to authorize a class of 50 million shares of preferred stock. In connection with this filing, the SEC has informed the Company that its proxy filing will receive a full review with comments pertaining to its disclosures. Due to the change in the terms of the Reorganization, the Company intends to withdraw its proxy filing.

                              DISCLOSURE STATEMENT
                              --------------------

     THIS DISCLOSURE STATEMENT is attached to and made a part of that certain Agreement and Plan of Reorganization dated February 27, 2003 between and among SOUTHBORROUGH VENTURES, INC. (the "Company"), AMERICHIP VENTURES, INC. ("AVI"), AMERICHIP, INC. ("Americhip"), and the shareholders of AVI.


                        Americhip's Disclosure Statement.
                        ---------------------------------

     In accordance with Section 2.3 of the above referenced Agreement, Americhip provides the following disclosures which are arranged in paragraphs corresponding to the subsections contained in Section 2.3 of the subject
Agreement:

NONE